ITEM 77.C EXHIBIT:

RESULTS OF SPECIAL MEETING

A special meeting of the shareholders of The Wall Street Fund was held on December 17, 2012, for shareholders of record as of November 14, 2012, to vote on the following proposals, the results of which are provided below.

1. To re-elect Robert P. Morse to the Fund’s Board of Directors:

For	Abstain
4,787,463	48,582

2. To elect Susan Suvall to the Fund’s Board of Directors:

For	Abstain
4,823,813	12,231

3. To elect Laird I. Grant to the Fund’s Board of Directors:

For	Abstain
4,828,052	7,992